Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Full Year and Fourth Quarter Results

Whippany, New Jersey, November 12, 2020 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its full year and fourth quarter ended September 26, 2020.

Fiscal Year 2020 Results

Net income for fiscal 2020 was $60.8 million, or $0.98 per Common Unit, compared to $68.6 million, or $1.11 per Common Unit, in fiscal 2019.

Net income and EBITDA (as defined and reconciled below) for fiscal 2020 included a $1.1 million pension settlement charge and a $0.1 million loss on debt extinguishment.  Excluding the effects of the foregoing items and unrealized non-cash mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) amounted to $253.7 million for fiscal 2020, compared to $275.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “In the face of one of the most challenging operating environments, resulting from near record warm temperatures in the heart of the heating season followed by the unprecedented health and economic crisis from COVID-19, fiscal 2020 was a very successful year for Suburban Propane.  Despite the headwinds, we made significant strides in advancing our strategic growth and our Three Pillars corporate initiatives. Specifically, in furtherance of our Commitment to Excellence pillar, we took decisive action to adapt our business model and modify our operating protocols in order to help protect the health and safety of our employees, while ensuring seamless delivery of our essential services to the customers and communities we serve.  Through our SuburbanCares pillar, we partnered with a number of major regional food service brands to provide support to frontline health care workers in multiple locations throughout our operating territory.”

Mr. Stivala continued, “In our Go Green pillar, we made advancements in our efforts to advocate for the clean burning attributes of propane, while also making strategic investments in new technologies that can contribute to lowering greenhouse gas emissions.  In line with our strategic growth initiatives, in September 2020 we acquired a 39% equity interest in Oberon Fuels, a development-stage producer of a low-carbon transportation fuel which, when blended with propane can significantly reduce its carbon intensity.  To further support our efforts to invest in innovative solutions to pave the way to zero-carbon emissions, we also entered into a large supply agreement to acquire renewable propane, produced entirely from renewal sources, such as waste fats and oils, to help meet customer demand for renewable energy solutions.”

Concluding his remarks, Mr. Stivala said, “We are extremely proud of our accomplishments in the face of unprecedented challenges.  We remained focused on navigating the business through the crisis, ended fiscal year 2020 with the strongest second half performance in our history and invested excess cash flows in a balanced way to reduce debt and fund strategic growth.  We continue to position the business for long-term sustainable growth.”

Retail propane gallons sold in fiscal 2020 of 402.9 million gallons decreased 5.6% compared to the prior year, primarily due to warmer than normal weather conditions during the most critical months for heat-related demand.  While average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2020 were

10% warmer than normal and 4% warmer than the prior year, average temperatures during the peak demand months of December through February were 14% warmer than normal -- on par with the warmest temperatures on record.

Revenues for fiscal 2020 of $1,107.9 million decreased 12.6% compared to the prior year, primarily due to lower retail selling prices associated with lower wholesale costs, coupled with lower propane volumes sold.

Cost of products sold for fiscal 2020 of $383.0 million decreased 26.6% compared to the prior year, primarily due to lower wholesale costs and lower volumes sold.  Average propane prices (basis Mont Belvieu, Texas) decreased 27.9% compared to the prior year.  Cost of products sold for fiscal 2020 included a $0.4 million unrealized non-cash loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to an $8.0 million unrealized non-cash loss in fiscal 2019.  These unrealized items are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $467.9 million for fiscal 2020 decreased 1.3% compared to the prior year, primarily due to lower volume-related variable operating costs and lower variable compensation, partially offset by an increase in accruals for self-insured liabilities and other legal matters.

During fiscal 2020, the Partnership utilized cash flows from operating activities to repay $18.9 million of debt, and to fund two acquisitions of well-run propane operations for an aggregate purchase price of $23.4 million, along with purchasing a 39% equity interest in Oberon Fuels, supporting the Partnership’s “Go Green” initiatives.  As a result of the debt repayment, outstanding borrowings under the revolving credit facility were reduced to $94.6 million at the end of fiscal 2020, and the Consolidated Leverage Ratio as of September 26, 2020 was 4.64x.

Fourth Quarter 2020 Results

Consistent with the seasonal nature of the propane business, the Partnership typically reports a net loss for its fiscal fourth quarter.  Net loss for the fourth quarter of fiscal 2020 was $41.2 million, or $0.66 per Common Unit, a 19.3% improvement compared to the fourth quarter of fiscal 2019.  Excluding the effects of a $0.2 million pension settlement charge in the fourth quarter of fiscal 2020 and unrealized non-cash mark-to-market adjustments on derivative instruments used in risk management activities in both fiscal fourth quarters, Adjusted EBITDA for the fourth quarter of fiscal 2020 increased to $5.5 million, reflecting an improvement of $6.8 million compared to a loss of $1.3 million in the fourth quarter of fiscal 2019. Retail propane gallons sold of 61.2 million gallons in the fourth quarter of fiscal 2020 decreased 3.8% compared to the prior year fourth quarter.

As previously announced on October 22, 2020, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.30 per Common Unit for the three months ended September 26, 2020.  On an annualized basis, this distribution rate equates to $1.20 per Common Unit. The distribution was paid on November 10, 2020 to Common Unitholders of record as of November 3, 2020.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928.  The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to our networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2019 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 26, 2020 and September 28, 2019

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Revenues
Propane	$142,983	$145,978	$955,143	$1,083,446
Fuel oil and refined fuels	5,944	8,656	75,039	92,084
Natural gas and electricity	6,166	6,679	31,184	45,206
All other	10,965	10,699	46,531	46,969
	166,058	172,012	1,107,897	1,267,705

Costs and expenses
Cost of products sold	54,544	59,285	382,951	521,988
Operating	88,408	97,590	401,958	402,957
General and administrative	16,119	16,096	65,927	71,034
Depreciation and amortization	29,076	30,027	116,791	120,872
	188,147	202,998	967,627	1,116,851

Operating (loss) income	(22,089)	(30,986)	140,270	150,854
Loss on debt extinguishment	—	—	109	—
Interest expense, net	18,005	18,622	74,727	76,663
Other, net	987	1,175	4,822	4,702

(Loss) income before provision for (benefit from) income taxes	(41,081)	(50,783)	60,612	69,489
Provision for (benefit from) income taxes	107	279	(146)	857

Net (loss) income	$(41,188)	$(51,062)	$60,758	$68,632

Net (loss) income per Common Unit - basic	$(0.66)	$(0.82)	$0.98	$1.11
Weighted average number of Common Units outstanding - basic	62,385	62,077	62,299	61,992

Net (loss) income per Common Unit - diluted	$(0.66)	$(0.82)	$0.97	$1.10
Weighted average number of Common Units outstanding - diluted	62,385	62,077	62,727	62,366

Supplemental Information:
EBITDA (a)	$6,000	$(2,134)	$252,130	$267,024
Adjusted EBITDA (a)	$5,456	$(1,378)	$253,672	$275,032
Retail gallons sold:
Propane	61,225	63,666	402,857	426,745
Refined fuels	2,685	3,110	26,039	29,817
Capital expenditures:
Maintenance	$2,739	$2,558	$13,380	$13,876
Growth	$3,644	$8,137	$19,118	$21,102

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net (loss) income	$(41,188)	$(51,062)	$60,758	$68,632
Add:
Provision for (benefit from) income taxes	107	279	(146)	857
Interest expense, net	18,005	18,622	74,727	76,663
Depreciation and amortization	29,076	30,027	116,791	120,872
EBITDA	6,000	(2,134)	252,130	267,024
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(695)	756	382	8,008
Pension settlement charge	151	—	1,051	—
Loss on debt extinguishment	—	—	109	—
Adjusted EBITDA	$5,456	$(1,378)	$253,672	$275,032

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.